Exhibit 3.10

AMENDED AND RESTATED OPERATING AGREEMENT

OF JFC LLC

a Minnesota limited liability company

Effective as of December 16, 2013

Single Member

Governor Managed

Minnesota Limited Liability Company

AMENDED AND RESTATED OPERATING AGREEMENT

OF JFC LLC

i

ii

iii

AMENDED AND RESTATED OPERATING AGREEMENT

This Amended and Restated Operating Agreement is made and entered into as of December 16, 2013, by and between JFC LLC, a Minnesota limited liability company, and Maschhoff Family Foods, LLC, an Illinois limited liability company, its sole Member.

Recitals

A. The Kaskaskia Group, LLC caused the Articles of Organization for Viking Merger Sub, LLC to be filed with the Secretary of State of Minnesota on November 14, 2013.

B. On December 12, 2013, The Kaskaskia Group, LLC contributed all of its right, title and interest in and to its member interest in the Company to Maschhoff Family Foods, LLC.

C. On December 16, 2013, JFC Inc., a Minnesota corporation, merged with and into the Company pursuant to that certain Agreement and Plan of Merger dated November 21, 2013, by and among The Kaskaskia Group, LLC, the Company, JFC Inc., and JFC Shareholder Representative Corporation, with the Company continuing as the surviving entity company as a wholly-owned subsidiary of Maschhoff Family Foods, LLC pursuant to and in accordance with the Minnesota Business Corporation Act of the State of Minnesota and the Minnesota Limited Liability Company Act.

D. The parties desire to adopt this Operating Agreement as the operating agreement of the Company.

Agreements

NOW, THEREFORE, the parties agree as follows:

Article l. FORMATION OF COMPANY.

Section 1.01 Formation.

On November 14, 2013, The Kaskaskia Group, LLC, an Illinois limited liability company, caused the Articles of Organization to be filed with the Secretary of State in accordance with and pursuant to the Act. On December 12, 2013, The Kaskaskia Group, LLC contributed all of its right, title and interest in and to its member interest in the Company to Maschhoff Family Foods, LLC.

Section 1.02 Name.

The name of the Company is JFC LLC.

Section 1.03 Principal Place of Business.

The principal place of business of the Company shall be 4150 2nd Street, Suite 200, St. Cloud, Minnesota. The Company may locate its places of business at any other place or places as the Governors may from time to time deem advisable.

Section 1.04 Registered Office and Registered Agent.

The Company’s registered office and the name of the registered agent at such address shall be as set forth in the Articles of Organization. The registered office and registered agent may be changed from time to time by the Governors by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

Section 1.05 Term.

The t~rm of the Company shall be perpetual, and shall continue until the Company shall be dissolved in accordance with the Act or this Operating Agreement.

Article II. BUSINESS OF COMPANY.

The business of the Company shall be:

(a) To own and manage one or more businesses engaged in the production, care, sale, growing, procuring and marketing of poultry and poultry products and other food products and the construction of agricultural and animal facilities and to accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

(b) To exercise all other powers necessary to or reasonably connected with the Company’s business that may be legally exercised by limited liability companies ‘under the Act.

(c) To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

Article Ill. NAME AND ADDRESS OF MEMBER.

The name and address of the sole Member is Maschhoff Family Foods, LLC, 7475 State Route 127, Carlyle, Illinois 62231. Other persons may become Members only as expressly permitted in this Operating Agreement.

Article IV. RIGHTS AND DUTIES OF GOVERNORS.

Section 4.01 Management.

The business and affairs of the Company shall be managed by its Governors. Except for situations in which the approval of the Member is expressly required by this Operating Agreement or by non-waivable provisions of the Act, the Governors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding the operation and management of Company and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Section 4.02 Number, Tenure and Qualifications.

The Company shall have three Governors. If any Governor resigns, is removed as Governor or otherwise ceases to serve as Governor, the remaining Governors shall continue to serve as Governors. If all of the Governors resign, are removed as Governors or otherwise cease to serve as Governors, then the Member shall elect one or more Governors. The number of Governors of the Company shall be fixed from time to time by the Member, but in no instance shall there be less than one Governor. Each Governor shall hold office until his resignation or removal pursuant to Section 4.11 and Section 4.12. Governors shall be appointed by the Member. Governors need not be residents of the State.

Section 4.03 Manner of Acting.

Except as expressly provided in this Agreement or as required by the Act, the majority vote or written consent of a majority of Governors shall be required for any act of the Governors. The Governors shall hold meetings at such times and places as the Governors may determine. Meetings may be held in person, telephonically or by any means in which all Governors participating at the meeting may hear each other and participate in the meeting. Any action required to be taken at a meeting of the Governors may be taken without a meeting if a written consent to such action is signed by all Governors.

Section 4.04 Certain Powers of the Governors.

Without limiting the generality of Section 4.01, but subject to the limitations of Section 4.05, the Governors shall have power and authority, on behalf of the Company to:

(a) acquire property from any Person as the Governors may determine. The fact that a Governor or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Governors from dealing with that Person;

(b) borrow money for the Company from banks, other lending institutions, the Governors, Member, or Affiliates of the Governors or Member on such terms as the Governors deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Governors, or to the extent permitted under the Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Governors;

(c) purchase liability and other insurance to protect the Company’s property and business;

(d) hold and own any Company real and/or personal properties in the name of the Company

(e) invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(f) execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Governors, to the ordinary conduct of the business of the Company;

(g) employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(h) sell or otherwise dispose of any Company property real or personal, in the ordinary course_ of business;

(i) . enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Governors may approve;

(j) sell or otherwise dispose of assets of the Company as part of a single transaction or plan in the ordinary course of business so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound;

(k) set up, out of the rents, profits or other income received, if any, reserves for taxes, assessments, insurance premiums, repayments of mortgage or other indebtedness, repairs, improvements, depreciation, obsolescence and general maintenance of buildings and other property;

(l) determine market value of any investment of the Company for any purpose on the basis of such quotations or information as the Governor may deem pertinent and reliable without limitation whatsoever, to distribute in cash or in kind upon partial or final distribution;

(m) pay costs, charges and expenses of the Company and pay or compromise all taxes pertaining to the administration of the Company which may be assessed against it or against the Governors on account of the Company or income thereof;

(n) hire, fire and manage employees of Company; and

(o) do and perform all other acts as may be necessary or appropriate to the ordinary conduct of the Company’s business.

Section 4.05 Limitations on Authority.

Notwithstanding any other provision ofthis Operating Agreement, the Governors shall not cause or commit the Company to do any of the following without the express written consent of the Member:

(a) sell or otherwise dispose of any Company property, real or personal, other than in the ordinary course of business;

(b) lend money to or guaranty or become surety for the obligations of any Person; or

(c) initiate voluntary bankruptcy proceedings as to the Company, under the United States Bankruptcy Code, 11 U.S.C. §101 et seq. or any successor act.

Section 4.06 No Agency.

Unless authorized to do so by this Operating Agreement or by a Governor or the Governors of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Governors to act as an agent of the Company in accordance with the previous sentence.

Section 4.07 Liability for Certain Acts.

Each Governor shall perform the duties of a Governor in good faith in a manner the Governor reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Governor shall be personally liable for an obligation of the Company solely by reason of being or acting as a Governor. No Governor, in any way, guarantees the return of the Member’s Capital Contributions or a profit for the Member from the operations of the Company. The Governors shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, .unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Operating Agreement or a wrongful taking by the Governors.

Section 4.08 Governors Have No Exclusive Duty to Company.

The Governor shall not be required to manage the Company as such Governor’s sole and exclusive function and such Governor may have other business interests and may engage in other activfries in addition to those relating to the Company. Neither the Company nor the Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Governor or to the income or proceeds derived therefrom. No Governor shall incur any liability to the Company or to the Member as a result of engaging in any other business or venture. A Governor does not violate a duty or obligation under this Act or under this Operating Agreement merely because the Governor’s conduct furthers the Governor’s own interest.

Section 4.09 Bank Accounts.

The Governors may from time to time open bank accounts in the name of the Company, and the Governors shall be the sole signatories thereon, unless the Governors determine otherwise.

Section 4.10 Indemnity of the Governors, Managers, Employees and Other Agents.

The Company shall indemnify the Governors and Managers and make advances for expenses to the maximum extent permitted under the Act, except to the extent the claim for which indemnification is sought results from a violation of Section 4.07 or Section 5.08. The Company shall indemnify its employees and other agents who are not Governors or Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by the Member. The Company may purchase and maintain insurance on behalf of any such indemnitee against any liability asserted against such indemnitee and incurred by such indemnitee in such capacity, or arising out of such indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such indemnitee against such liability under this Section 4.10.

Notwithstanding any other provision of this Operating Agreement, no Governor or Manager shall be liable to the Member or the Company with respect to any act performed or neglected to be performed in good faith and in a manner which such Governor or Manager believed to be necessary or appropriate in connection with the ordinary and proper conduct of the Company’s business or the preservation of the Company’s property, and consistent with the provisions of this Operating Agreement. The Company shall indemnify the Governors and Managers for and hold the Governors and Managers harmless from any liability, whether civil or criminal, and any loss, damage, or expense, including reasonable attorneys’ fees, incurred in connection with the ordinary and proper conduct of the Company’s business and the preservation of the Company’s business and property, or by reason of the fact that such person is or was a Governor or Manager; provided the Governor or Manager to be indemnified acted in good faith and in a manner such Governor or Manager believed to be consistent with the provisions of this Operating Agreement; and provided further that with respect to any criminal action or proceeding, the Governor or Manager to be indemnified had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that indemnification is not available hereunder. The obligation of the Company to indemnify any Governor or Manager hereunder shall be satisfied out of-Company assets only, and if the assets of the Company are insufficient to satisfy the Company’s obligation to indemnify any Governor or Manager, such Governor or Manager shall not be entitled to contribution from the Member.

Section 4.11 Resignation.

Any Governor of the Company may resign at any time by giving written notice to the Member of the Company. The resignation of any Governor shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.12 Removal.

Any Governor may be removed with or without cause at any time by the Member.

Section 4.13 Vacancies.

Any vacancy occurring for any reason in the number of Governors of the Company shall be filled by the Member. Any Governor position to be filled by reason of an increase in the number of Governors shall be filled by the Member. A Governor elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office and shall hold office until the expiration of such term and a successor shall be elected and qualified, or until the Governor’s earlier death, resignation or removal. A Governor chosen to fill a position resulting from an increase in the number of Governors shall hold office until a successor shall be elected and qualified, or until the Governor’s earlier death, resignation or removal.

Section 4.14 Compensation, Reimbursement, Organization Expenses.

(a) The compensation of the Governors shall be fixed from time to time by the Member. Upon the submission of appropriate documentation each Governor shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Governor on behalf of the Company or at the Company’s request.

(b) The Company may reimburse any entity for the legal expenses reasonably incurred in connection with the formation, organization and capitalization of the Company, including the legal fees incurred in connection with negotiating and drafting this Operating Agreement.

(c) The Governor shall cause the Company to make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized under the sixty (60) month period beginning with the month in which the Company begins business to the extent that such expenses constitute “organizational expenses” of the Company within the meaning of the Internal Revenue Code.

Section 4.15 Right to Rely on the Governors.

Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Governor as to:

(a) the identity of any Governor or the Member;

(b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by any Governor or which are in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(d) any act or failure to act by the Company or any other matter whatsoever involving the Company or the Member.

Article V. RIGHTS AND OBLIGATIONS OF MANAGERS.

Section 5.01 Numbers and Designation.

The Company shall have one or more natural persons exercising the functions of the offices of Chief Manager and Treasurer. The Governors may elect or appoint such other Managers as it deems necessary for the operation and management of the Company, each of whom shall have to the powers, rights, duties and · responsibilities set forth in this Operating Agreement unless otherwise determined by the Governors. Any of the offices of functions of those offices may be held by the same person. Managers shall also be known as officers of the Company and they may be, but need not be, Governors of the Company.

Section 5.02 Election, Term of Office and Qualification.

Following each election of Governors, the Governors shall elect Managers who shall hold office until the next election of Managers or until their successors are elected or appointed and qualify; provided, however, that any Manager may be removed with or without cause by the affirmative vote of a majority of the Governors present (without prejudice, however, to any contract rights of such Manager).

Section 5.03 Resignation.

Any Manager may resign at any time by giving written notice to the Company. The resignation is effective when notice is given to the Company, unless a later date is specified in the notice, and acceptance of the resignation shall not be necessary to make it effective.

Section 5.04 Vacancies in Offices.

If there be a vacancy in any office of the Company, by reason of death, resignation, removal or otherwise, such vacancy may, or in the case of a vacancy in the office of Chief Manager or Treasurer shall, be filled for the unexpired term by the Governors.

Section 5.05 Chief Manager.

Unless provided otherwise by a resolution adopted by the Governors, the Chief Manager shall (a) have general active management of the business of the Company; (b) when present, preside at all meetings of the Members and Governors; (c) see that all orders and resolutions of the Governors are carried into effect; (d) sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Organization, this Operating Agreement or the Governors to some other Manager or agent of the Company; (e) maintain records of and, when necessary, certify all proceedings of the Governors and Members; and (f) perform other duties prescribed by the Governors. The Chief Manager shall have the right to delegate any such powers or duties to any other Manager or other person in the Chief Manager’s discretion.

Section 5 .06 Chief Executive Officer.

Unless otherwise determined by the Governors, the Company shall appoint a Manager holding the title of Chief Executive Officer. The Chief Executive Officer shall perform such duties as may be prescribed or delegated by the Chief Manager from time to time.

Section 5.07 Treasurer.

Unless provided otherwise by a resolution adopted by the Governors, the Treasurer shall (a) keep accurate financial records for the Company; (b) deposit all money, drafts and checks in the name of and to the credit of the Company in banks and depositories designated by the Governors; (c) endorse for deposit all notes, checks and drafts received by the Company as ordered by the Governors, making proper vouchers therefor; (d) disburse Company funds and issue checks and drafts in the name of the Company, as ordered by the Governors; (e) give to the Chief Manager and the Governors, whenever requested, an account of all of his or her transactions as Treasurer and of the financial condition of the Company; and (f) perform other duties prescribed by the Governors or by the Chief Manager.

Section 5.08 Liability for Certain Acts.

Each Manager shall perform the duties of a Manager in good faith in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No Manager shall be personally liable for an obligation of the Company solely by reason of being or acting as a Manager. No Manager, in any way, guarantees the return of the Member’s Capital Contributions or a profit for the Member from the operations of the Company. The Managers shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Operating Agreement or a wrongful taking by the Managers.

Article VI. RIGHTS AND OBLIGATIONS OF MEMBER.

Section 6.01 Limitation on Liability.

Except as provided by the non-waivable provisions of the Act and by this Operating Agreement, the Member shall not be liable for an obligation of the Company solely by reason of being or acting as a Member.

Section 6.02 Approval of Sale of All Assets.

The Member shall have the right to approve the sale, exchange or other disposition of all, or substantially all, of the Company’s assets (other than in the ordinary course of the Company’s business) which is to occur as part of a single transaction or plan.

Section 6.03 Company Books.

In accordance with Section 9.05, the Governors shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books, and other relevant Company documents. Upon reasonable request, the Member shall have the right, during ordinary business hours, to inspect and copy such · Company documents at the Member’s expense. The Company may impose a reasonable charge, limited to the costs of labor and material, for copies of records furnished.

Section 6.04 Liability of the Member to the Company.

The Member upon receipt of a distribution or the return in whole or in part of its contribution is liable to the Company only to the extent provided in Section 10.01 or by the Act.

Section 6.05 Indemnification.

The Company shall indemnify the Member to the fullest extent provided or allowed by law for all costs, losses, liabilities and damages paid or accrued by the Member in connection with the business of the Company with respect to acts or omissions that do not violate the standards set forth in Section 6.06. The Company may purchase and maintain insurance on behalf of any such indemnitee against any liability asserted against such indemnitee and incurred by such indemnitee in such capacity, or arising out of such indemnitee’s status as aforesaid, whether or not the Company would have the power to indemnify such indemnitee against such liability under this Section 6.05.

Section 6.06 Member’s Standard of Care.

The Member’s duty of care in the discharge of its duties to the Company, including but not limited to the duties of the Member in the management of the Company, is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging the Member’s duties, the Member shall be fully protected in relying in good faith upon the records required to be maintained under Section 6.03 and Section 9.05, and upon such information, opinions, reports or statements by any agents, or by any other person, as to matters the Member reasonably believes are within such other persons professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be made.

Section 6.07 Rights as Creditors and Third Parties.

A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. The Member may lend money to and transact other business with the Company. No transaction with the Company shall be voidable solely because the Member has a direct or indirect interest in the transaction if the transaction is fair to the Company, the Company has knowledge of the material facts of the transaction and the Member’s interest therein, and the Company authorizes, approves, or ratifies the transaction.

Section 6.08 Member Has No Exclusive Duty to Company.

The Member may have other business interests and may engage in other activities in addition to those relating to the Company. Jhe Member shall not incur any liability to the company as a result of engaging in any other business or venture. The Member does not violate a duty or obligation under this Act or under this Operating Agreement merely because such Member’s conduct furthers such Member’s own interest.

Section 6.09 Compensation; Reimbursement.

The compensation of the Member shall be fixed from time to time by the Member. Upon the submission of appropriate documentation, the Member shall be reimbursed by the Company for reasonable out of pocket expenses incurred by the Member on behalf of the Company or at the Company’s request.

Article Vll. ACTIONS OF THE MEMBER.

Section 7 .01 Action by the Member.

Action required or permitted to be taken by the Member is taken if the action is evidenced by a written consent describing the action taken, signed by the Member and included in the minutes or filed with the Company records.

Section 7.02 Effective Date of Action.

Action taken under this Article is effective when the Member signs the consent, unless the consent specifies a different effective date.

Article VIII. CONTRIBUTIONS TO THE COMPANY.

Section 8.01 Capital Contributions.

The Member shall not be required to make any additional Capital Contributions. The Member may make additional Capital Contributions if and to the extent it so desires, if such additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including without limitation, expansion or diversification).

Section 8.02 Tax Classification.

Pursuant to existing law, and absent an election under Treasury Regulations Section 301.7701-3(c) (or any successor provision) to be classified as an association, the Company will be disregarded for federal and state income tax purposes. The admission of one or more additional members, however, may cause the Company to be recognized for tax purposes, and to be taxed, as a partnership.

Section 8.03 Withdrawal or Reduction of Member’s Contributions to Capital.

The Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except liabilities to the Member on account of its Capital Contributions, have been paid or there remains property of the Company sufficient to pay such liabilities.

Article IX. INCOMETAX, ELECTIONS AND REPORTS.

Section 9.01 Accounting Principles.

The profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis using the cash method of accounting (or such other method as approved by the Member) at the close of each Fiscal Year as adjusted and reported on the Company’s tax return filed for federal income tax purposes. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

Section 9.02 Interest On and Return of Capital Contributions.

The Member shall not be entitled to interest on its Capital Contribution or to return of its Capital Contribution.

Section 9.03 Loans to Company.

Nothing in this Operating Agreement shall prevent the Member from making secured or unsecured loans to the Company by agreement with the Company.

Section 9.04 Accounting Period.

The Company’s accounting period shall end on the Saturday closest to December 31.

Section 9 .05 Records, Audits and Reports.

At the expense of the Company, the Governors shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business or at such other location at the Governors may determine the following records:

(a) Required Records. The full name and last known address of the Member setting forth the amount of cash the Member has contributed, a description and statement of the agreed value of the other property or services the Member has contributed or has agreed to contribute in the future, and the date on which the Member became a Member;

(b) Articles of Organization. A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(c) Tax Returns and Reports. Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the five most recent years;

(d) Operating Agreement. Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to the Member’s obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e) Minutes. Minutes of every annual meeting, special meeting and court-ordered meeting;

(f) Actions by Consent. Any written consents obtained from the Member for actions taken by the Member; and

(g) Other Records. Unless contained in the Articles of Organization or the Operating Agreement, a writing prepared by the Governors setting out the following:

(1) Events of Additional Contribution. The times at which or events on the happening of which any additional contributions were made by the Member.

(2) Right to Return. Any right of the Member to receive distributions that include a return of all or any part of the Member’s contributions.

(3) Terms and Conditions of Assignment. Any power of the Member to grant the right to become an assignee of any part of the Member’s interest, and the terms and conditions of the power.

Section 9 .06 Returns and Other Elections.

The Governors shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Member within a reasonable time after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made in the Governor’s sole discretion, provided that the Governors shall make any tax election requested by the Member.

Article X. DISTRIBUTIONS.

Section 10.01 Distributions.

The Company will make distributions of Distributable Cash as determined by the Governors. Except as provided in Section 10.02, all distributions of Distributable Cash shall be made to the Member.

Section 10.02 Limitation on Distributions.

(a) No distributions or return of contributions shall be made and paid if, after the distribution or return of distribution is made, the Company would not be able to pay its debts as they become due in the ordinary course of business.

(b) The Member may base a determination that a distribution under Section 10.01 or return of contribution may be made under Section 8.03 in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

Section 10.03 Cash Only Distributions.

Except as provided in Section 12.03(b), the Member has no right to receive any distribution in a form other than cash.

Article XI. TRANSFERABILITY.

Section 11.01 Disposition of Membership Interest.

The Member’s Interest is transferable either voluntarily by the Member or by operation of law. The Member may dispose of all or a portion of the Member’s Interest. Upon the transfer of the Member’s Interest, the transferee shall be admitted as a Member at the time the transfer is completed, subject to Section 11.03.

Section 11.02 Admission of Additional Members.

The Member may admit additional Members, subject to Section 11.03, and determine the Capital Contributions of such Member.

Section 11.03 Operating Agreement.

Upon transfer of Membership Interests or admission of additional Members, all Members and the Company shall enter into an Operating Agreement within thirty (30) days after such transfer or admission at which time this Operating Agreement shall become null and void.

Article XII. DISSOLUTION AND TERMINATION.

Section 12.01 Dissolution.

The happening of any of the following events shall result in an immediate dissolution of the Company:

(a) the disposition of all or substantially all of the assets of the Company other than Distributable. Cash and marketable securities or a merger in which the Company is not the surviving organization;

(b) approval of such dissolution by the Member, which approval is evidenced in writing;

(c) entry of a decree of dissolution under Sections 322B.833 and 3226.843 of the Act; or

(d) upon termination by the Secretary of State according to Section 322B.960 of the Act.

Upon the occurrence of any event which terminates the continued membership of the Member in the Company, the Company shall not be dissolved, and the business of the Company shall continue. The Member hereby specifically consents to such continuation of the business of the Company upon any event of withdrawal of the Member. The Member’s legal representative, assignee or successor shall automatically become an assignee of the Member’s interest and shall automatically become a substitute Member in place of the withdrawn Member.

Section 12.02 Effect of Dissolution.

Upon dissolution, the Company shall cease carrying on business as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed. In winding up the affairs of the Company, the Member shall:

(a) sell or otherwise liquidate all of the Company’s assets as promptly as practicable {except to the extent the Member may determine to distribute any assets to the Member in-kind), and

(b) discharge all liabilities of the Company, including liabilities to the Member if a creditor, to the extent otherwise permitted by law, other than liabilities to the Member for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company.

Section 12.03 Distribution of Assets on Dissolution.

Upon the winding up of the Company, the Company property shall be distributed:

(a) first, to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of Company liabilities;

(b) next, to the Member. Such distribution shall be cash or property or partly in both, as determined by the Governors.

Section 12.04 Winding Up and Articles of Dissolution.

The winding up of the Company shall be completed when all debts, liabilities, and obligations ofthe Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining property and assets of the Company have been distributed to the Member. Upon completion of the winding up of the Company, Articles of Dissolution shall be delivered to the Secretary of State for filing. The Articles of Dissolution shall set forth the information required by the Act.

Article XIII. MISCELLANEOUS PROVISIONS.

Section 13.01 Notices.

Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement. Except as .otherwise provided herein, any such notice shall be deemed to be given as of the date personally delivered or three (3) business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid. The failure or refusal of any party to accept any notice given pursuant to this Section 13.01 shall be conclusively deemed receipt thereof and knowledge of such notice’s contents.

Section 13.02 Application of State Law.

This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State, and specifically the Act.

Section 13.03 Amendments.

This Operating Agreement may be amended in writing by the Member.

Section 13.04 Execution of Additional Instruments.

The Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

Section 13.05 Construction.

Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section13.06 Effect of Inconsistencies with the Act.

It is the express intention of the Member and the Company that this Operating Agreement shall be the sole source of agreement among them, and, except to the extent a provision of this Operating Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and the Company hereby agree that the duties and obligations imposed on the Member of the Company as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship among the Company and the Member, notwithstanding any provision of the Act or common law to the contrary.

Section 13.07 Headings.

The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 13.08 Waivers.

The failure of any partyto seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 13.09 Rights and Remedies Cumulative.

The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 13.10 Severability.

If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent any provision of this Operating Agreement is prohibited or ineffective under the Act or common law, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the Operating Agreement effective under the Act or common law.

Section 13.11 Heirs, Successors and Assigns.

Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs,. legal representatives, successors and assigns.

Section 13.12 Creditors.

None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

Section 13.13 Counterparts.

This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

Section 13.14 Entire Agreement.

This Operating Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them. It contains the entire agreement of the parties.

Article XIV. DEFINITIONS.

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

(a) “Act” shall mean the Minnesota Limited Liability Company Act §322B.01, et. seq.

(b) “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder often percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the Membership of voting securities, by contract or otherwise.

(c) “Articles of Organization” shall mean the Articles of Organization of JFC LLC as filed with the Secretary of State, as the same may be amended from time to time.

(d) “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Company” shall refer to JFC LLC.

(g) “Distributable Cash” means all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business;and (iii) Reserves.

(h) “Effective Date” shall mean December 16, 2013.

(i) “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(j) “Fiscal Year” shall mean the Company’s fiscal year, which shall end on the Saturday closest to December 31.

(k) “Governor” shall mean one or more Governors as defined in the Act. References to the Governor in the singular or as him, her, it, itself or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(I) “Interest” shall mean the Member’s interest in the Company, including the Member’s right to consent or approve of certain transactions and such other rights and privileges that the Member may enjoy by being a Member.’

(m) “Manager” shall mean one or more Managers as defined in the Act. References to the Managers in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(n) “Member’; shall mean Maschhoff Family Foods, LLC. References to the Member in the plural or as it or itself, or other like references shall also, where the context so requires, be deemed to include the singular or the masculine or feminine or neuter reference, as the case may be.

(o) “Operating Agreement” shall mean this Amended and Restated Operating Agreement as originally executed and as amended from time to time.

(p) “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(q) “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Governors for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business. In addition, Reserves shall include any amounts necessary for anticipated capital expenditures of the Company and any amounts necessary for anticipated expansion of the business.

(r) “Secretary of State” shall mean the Secretary of State of the State.

(s) “State” shall mean Minnesota.

(t) “Treasury Regulations” shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

CERTIFICATE

The undersigned hereby agree, acknowledge and certify that the foregoing Operating Agreement constitutes the operating agreement of JFC LLC adopted by the Member of the Company as of the Effective Date.

JFC LLC

By:	/s/ Steve Frey
Name:	Steve Frey
Title:	Authorized Representative

Maschhoff Family Foods, LLC

By:	/s/ Steve Frey
Name:	Steve Frey
Title:	Authorized Representative

ASSIGNMENT OF MEMBERSHIP INTERESTS

IN

JFC LLC

Reference is hereby made to that certain Membership Interest Purchase Agreement (the “Agreement”), dated November 28, 2016, by and between Pilgrim’s Pride Corporation, a Delaware corporation (“Buyer”), and Maschhoff Family Foods, LLC, an Illinois limited liability company (“Seller”). Capitalized terms used but not defined herein shall have the meanings defined in the Agreement unless otherwise provided.

FOR VALUE RECEIVED, pursuant to the Agreement, Seller hereby sells, transfers and assigns unto Buyer all right, title and interest in, to and under the Membership Interests representing a 100% membership interest in JFC LLC, a Minnesota limited liability company (the “Company”), free and clear of all Encumbrances. Seller hereby irrevocably constitutes and appoints any officer of the Company as Seller’s attorney-in-fact with full power of substitution in the premises to transfer the same on the books of the Company.

Dated: January [6], 2017

[SIGNATURE PAGE FOLLOWS]

MASCHHOFF FAMILY FOODS, LLC

By:	/s/ Timothy O. Schellpeper
Name: Timothy O. Schellpeper
Title: Chief Executive Officer

ASSIGNMENT OF MEMBERSHIP INTERESTS—MASCHHOFF FAMILY FOODS, LLC